EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of China Tianfeihong Wine, Inc.

A signed original of this written statement required by Section 906 has been provided to China Tianfeihong Wine, Inc. and will be retained by China Tianfeihong Wine, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Date:	December 16, 2014	By:	/s/ Zhiliang Fang
Zhiliang Fang, Chief Executive Officer

Date:	December 16, 2014	By:	/s/ Lirong Zheng
Lirong Zheng, Chief Financial Officer